FORM OF AWARD AGREEMENT

for

LONG-TERM INCENTIVE PLAN UNITS AND RESTRICTED STOCK

THIS AWARD AGREEMENT, dated as of February 25, 2022 (the “Grant Date”), is entered into by and among Radius Global Infrastructure, Inc., a company organized under the laws of Delaware (or any successor thereto, the “Company”), APW OpCo LLC, a Delaware limited liability company (“OpCo”), and [●] (the “Member”).

W I T N E S S E T H

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.  Grants.

(a)  Subject to the provisions of this Agreement, the provisions of the Company’s 2020 Equity Incentive Plan, as amended or amended and restated from time to time (the “Plan”) and the Second Amended and Restated Limited Liability Company Agreement of OpCo, as amended or amended and restated from time to time (the “Operating Agreement”) (all capitalized terms used herein shall have the meaning set forth in the Operating Agreement, unless otherwise specified):

(i) OpCo hereby grants to the Member, as of the Grant Date, [●] LTIP Units which are deemed to be “Future LTIP Units” for purposes of the Operating Agreement, and

(ii)the Company hereby grants to the Member, as of the Grant Date, in tandem with the LTIP Units, [●] Non-Economic Shares (within the meaning of the Plan), which shall consist of [●] shares of Class B Common Stock (the “Tandem Common Shares”).

The LTIP Notional Amount for each LTIP Unit granted hereunder shall equal $13.01.  The Hurdle Amount for each LTIP Unit granted hereunder shall be $1,387,694,724.  The LTIP Units are “Other Equity-Based Awards” within the meaning of Section 9 of the Plan.  The Tandem Common Shares are Restricted Stock awards as set forth under Section 7 of the Plan.

(b)   [●] LTIP Units, along with an equal number of Tandem Common Shares, each granted hereunder, shall be designated as “Series C LTIP Units” pursuant to Section 3.02(c)(iii) of the Operating Agreement, together with such number of Tandem Common Shares, shall be subject solely to service-based vesting conditions (the “Time-Vesting Series C LTIP Awards”) and [●] LTIP Units, along with an equal number of Tandem Common Shares, each granted hereunder shall be Series C LTIP Units and, together with such number of Tandem Common Shares, shall be subject to both service-based and performance-based vesting conditions (the “Performance-Vesting Series C LTIP Awards”).  The date on which any applicable service-based vesting conditions are scheduled to be satisfied is referred to below as the applicable “Service-Vesting Date”, the date on which any applicable performance-based vesting conditions are satisfied is referred to below as the “Performance-Vesting Date”, and the date that all applicable service-based and performance-based vesting conditions (other than the condition that an LTIP Unit become an Equitized LTIP Unit) are satisfied (or deemed satisfied) is referred to as the “Vesting Date”.

2.  Vesting.

(a)  Time-Vesting Series C LTIP Awards.  The Time-Vesting Series C LTIP Awards shall vest in equal annual installments over the three (3)-year period commencing on the Grant Date, provided that no Termination of Employment (as defined in the Plan) has occurred prior to the applicable Service-Vesting Date.

(b)  Performance-Vesting Series C LTIP Awards.

(i)Performance Condition. Subject to the Performance-Vesting Service Condition (as defined in clause (ii) below), the Performance-Vesting Series C LTIP Awards shall vest on the third (3rd) anniversary of the Grant Date subject to the Company’s achievement of the performance conditions set forth on Appendix A (the “Performance Conditions”) on December 31, 2024, which is the last day of the performance period applicable to the Performance Conditions (the “Performance End Date”).

(ii)Service Condition.  The service-based vesting condition shall be satisfied with respect to 100% of the Performance-Vesting Series C LTIP Awards on the Performance End Date, provided that no Termination of Employment has occurred prior to the applicable Service-Vesting Date (the “Performance-Vesting Service Condition”).  Notwithstanding the foregoing, the Performance Conditions may be satisfied (or deemed satisfied pursuant to Section 2(f)(ii)) after Termination of Employment due to death or Disability, but in no event later than the Performance End Date.  To the extent that any Performance Conditions have not been satisfied (or deemed satisfied pursuant to Section 2(f)(ii)) on the Performance End Date, any then remaining unvested Performance-Vesting Series C LTIP Awards and related Tandem Common Shares shall be immediately forfeited and canceled without consideration as of such date.

(c)  [Reserved.]

(d)  Notwithstanding anything in this Agreement or in the Plan to the contrary, in the event that, prior to the applicable Vesting Date, the Member incurs a Termination of Employment for Cause (as defined in the Amended and Restated Employment Agreement among the Company, OpCo and the Member, dated as of February 10, 2020, as amended or amended and restated (the “Employment Agreement”)) or due to the Member’s voluntary resignation without Good Reason (as defined in the Employment Agreement), all Unvested Awards (as defined below) shall, to the fullest extent permitted by applicable law, be forfeited and canceled without consideration.  The Member’s LTIP Capital Account with respect to an LTIP Unit that has been forfeited, canceled or terminated shall be treated as provided in Section 3.02(c)(v) of the Operating Agreement.  For purposes of this Agreement, “Unvested Award” means any LTIP Unit and the related Non-Economic Shares granted to the Member hereunder (and any Award (as defined in the Plan) into which such LTIP Unit and the related Non-Economic Shares has been converted pursuant to Section 4(c) of the Plan or Section 2(f) of this Agreement), in each case that remains subject to any service-based or performance-based vesting conditions set forth in this Section 2 (other than the condition that such LTIP Unit become an Equitized LTIP Unit).

(e)  In the event that the Member incurs a Termination of Employment on or prior to the applicable Vesting Date due to a Termination of Employment by the Company not for Cause or a resignation with Good Reason, all outstanding Unvested Awards (and any related Unvested Distribution Amount (as defined in Section 5 of this Agreement)) shall immediately vest in full, and the Vesting Date in respect of all then outstanding and previously unvested LTIP Units shall be the date of the Member’s Termination of Employment.  In the event that the Member incurs a Termination of Employment on or prior to the applicable Vesting Date due to (i) the Member’s Disability or (ii) the Member’s death, the service-based vesting condition for all Unvested Awards (and any related Unvested Distribution Amount) shall be deemed satisfied as follows:  (A) in the case of the Time-Vesting Series C LTIP Awards, the LTIP Units shall vest in respect of the one (1)-year vesting period in which the Member’s Termination of Employment occurs and, as applicable, the immediately following one (1)-year vesting period (i.e., collectively, an additional sixty-six and two-thirds percent (66.67%) of the original grant of Time-Vesting Series C LTIP Awards shall vest, assuming the Member’s Termination of Employment occurred during the two (2)-year period commencing on the Grant Date) and (B) in the case of the Performance-Vested Series C LTIP Awards, the Performance-Vesting Service Condition shall be deemed satisfied on a pro-rata basis, and be equal to a fraction the numerator of which is the number of full months from the Grant Date through December 31 of the year following the year in which such Termination of Employment occurred, and the denominator of which is 36; provided, however, that vesting will not occur unless and until the applicable Performance Conditions are achieved (or deemed achieved pursuant to Section 2(f)(ii)) on the Performance End Date. Any remaining Performance-Vesting Series C LTIP Awards that have not vested on the Performance End Date shall be immediately forfeited and canceled without consideration as of the Performance End Date. For example, in the case of the Performance-Vesting Series C LTIP Awards, if the Termination of Employment due to death or Disability occurs on the six month anniversary of the Grant Date, then 66% (2/3rds) of the outstanding Performance-Vesting Series C LTIP Awards scheduled to vest on the third (3rd) anniversary of the Grant Date shall remain outstanding, subject to achievement of Performance Conditions on the Performance End Date and the remaining outstanding Performance-Vesting Series C LTIP Awards shall be immediately forfeited and canceled without consideration.

(f)  Change in Control.

(i)Upon a Change in Control (as defined in the Plan), all outstanding Time-Vesting Series C LTIP Awards shall immediately vest in full.

(ii)Upon a Change in Control, in the case of the Performance-Vesting Series C LTIP Awards, all Performance Conditions shall be deemed satisfied, and all Performance-Vesting Series C LTIP Awards that remain subject to the Performance-Vesting Service Condition may either (A) remain outstanding or (B) be converted in accordance with Section 2(f)(iii) into an award in respect of stock of, or other equity interests in, the acquirer (or one of its Affiliates) based on the value of such Unvested Award (which value, in the case of an Equitized LTIP Unit, shall be determined as if redeemed for a share of Class A Common Stock, in the case of all such LTIP Units on a one-for-one basis and, in the case of a Non-Equitized LTIP Unit, shall be determined in accordance with Section 3.02(c)(v) of the Operating Agreement at the time of such Change in Control) and, following conversion, any such award will be considered an Unvested Award to the extent provided in this Agreement.  In the event that the Member incurs a Termination of Employment following the Change in Control under any circumstance set forth in Section 2(e), all Unvested Awards (and any related Unvested Distribution Amount) shall immediately vest in full, and the Vesting Date shall be the date of the Member’s Termination of Employment.  Notwithstanding the foregoing, solely to the extent required to avoid taxation and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Unvested Awards (and any related Unvested Distribution Amount) shall be settled no later than March 15th of the calendar year (or, if applicable, two and one-half (2 1/2) months after the end of the applicable service recipient’s fiscal year) following the later of (1) the calendar year (or fiscal year, as applicable) in which the Change in Control occurs and (2) the calendar year (or fiscal year, as applicable) in which the Unvested Awards (and any related Unvested Distribution Amount) are no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code.

(iii)Notwithstanding any other provision of this Agreement, in the event of a Change in Control, in the case of the Performance-Vesting Series C LTIP Awards, unless (A) either (1) the Unvested Awards remain outstanding following the Change in Control or (2) provision is made in connection with the Change in Control for assumption of Unvested Awards or substitution of such Unvested Awards for new awards (“Replacement Awards”) covering equity interests in a successor entity, with appropriate adjustments to the number of Unvested Awards, as determined by the Committee (as defined in the Plan) in accordance with Section 2(f)(ii) of this Agreement and Section 3.02(c)(v) of the Operating Agreement prior to the Change in Control pursuant to Section 4(c)(ii) of the Plan, and (B) the material terms and conditions of such Unvested Awards (other than the Performance Conditions) as in effect immediately prior to the Change in Control are preserved following the Change in Control (including, without limitation, with respect to the schedule to satisfy the Performance-Vesting Service Condition, the intrinsic value of the Unvested Awards (or similar potential fair value in accordance with Section 3.02(c)(v) of the Operating Agreement, in the case of a Non-Equitized LTIP Unit), transferability of the Unvested Awards (and interests into which the Unvested Awards may be converted or exchanged) prior to and following the Change in Control and voting power in respect of the Unvested Awards), such Unvested Awards (and any related Unvested Distribution Amount) shall immediately vest in full upon such Change in Control, and the Vesting Date shall be the date of such Change in Control.

(iv)To the extent that the conversion, assumption or substitution of the Performance-Vesting Series C LTIP Awards and the related Tandem Common Shares in connection with a Change in Control would result in the Member incurring tax liability with respect to such Awards, subject to applicable law and any policies of the Company or any successor that impose trading restrictions (such as blackout periods), the Member shall be permitted to sell the number of securities subject to the replacement award that the Company determines to be necessary to satisfy the Member’s tax liability incurred in connection with such exchange.  Any such securities that the Member is entitled to sell pursuant to this Section 2(f)(iv) will no longer be considered Unvested Awards.  In connection with a Change in Control, if any Replacement Awards that are granted to the Member pursuant to Section 2(f)(iii) would be taxable to the Member as ordinary income rather than as long-term capital gains, the material terms and conditions of the Unvested Awards shall not be deemed preserved unless the Member is granted an additional number of Replacement Awards to make the Member substantially whole for such incremental tax liability or the Member is otherwise compensated for such incremental tax liability.  The amount of the incremental tax liability shall be determined using the tax rates in effect as of the date of the grant of such Replacement Awards.

3.  Representations and Warranties.

(a)  The Company hereby represents and warrants that the Tandem Common Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, (iii) have been issued in compliance with applicable law, (iv) are not issued in breach or violation of any contract or preemptive rights, rights of first refusal or other similar rights, (v) are free and clear of all Encumbrances except for (A) applicable transfer restrictions pursuant to applicable law, this Agreement, the Plan and the Operating Agreement and (B) the applicable vesting conditions pursuant to this Agreement and (vi) are uncertificated.

(b)  OpCo hereby represents and warrants that the LTIP Units (i) have been duly authorized and validly issued, (ii) have been issued in compliance with applicable law, (iii) are not issued in breach or violation of any contract or preemptive rights, rights of first refusal or other similar rights, (iv) are free and clear of all Encumbrances except for (A) applicable transfer restrictions pursuant to applicable law, this Agreement, the Plan and the Operating Agreement and (B) the applicable vesting conditions pursuant to this Agreement and (v) are uncertificated.

(c)  The Member represents and warrants that all of the representations and warranties set forth on Appendix B are true and correct in all respects.

4.  Nontransferability.

Subject to Section 3.02(c)(iv) of the Operating Agreement, from and after the Grant Date, the Member shall be permitted to transfer the LTIP Units (and the related Tandem Common Shares), whether such LTIP Units are vested or unvested, solely in accordance with Article X of the Operating Agreement. In the event of any such transfer pursuant to the foregoing, prior to the applicable Vesting Date, the Unvested Awards shall remain subject to the terms and conditions of this Agreement (including with respect to vesting and forfeiture) that are applicable to Unvested Awards until such LTIP Units (and the related Tandem Common Shares) are no longer Unvested Awards.  From and after the applicable Vesting Date, the LTIP Units (and the related Tandem Common Shares) shall be subject to Section 3.02(c)(iv) of the Operating Agreement and shall not be transferable by the Member, except as set forth in Article X of the Operating Agreement (which shall apply mutatis mutandis to the Tandem Common Shares, treating the Tandem Common Shares as LTIP Units).

5.  Allocations, Distributions and Dividends.

Allocations and distributions with respect to the LTIP Units (including tax distributions) shall be handled in the manner specified in the Operating Agreement.  The amount of any distributions credited under Section 4.01(b) of the Operating Agreement to the Member’s LTIP Units prior to the Vesting Date are referred to herein as “Unvested Distribution Amounts”.  Any such Unvested Distribution Amounts shall be settled through a cash payment (less any prior tax distributions pursuant to Section 4.01(c) of the Operating Agreement in respect of Unvested Distribution Amounts) to the Member upon the applicable Vesting Date.  Upon the forfeiture of an Unvested Award pursuant to the terms of this Agreement, all Unvested Distribution Amounts (excluding the amount of tax distributions previously paid pursuant to Section 4.01(c) of the Operating Agreement) allocated to the Member’s forfeited LTIP Units shall also be forfeited.  The Member’s LTIP Capital Account that has been forfeited, canceled or terminated shall be treated as provided in Section 3.02(c)(v) of the Operating Agreement, as applicable.  From and after the time that the LTIP Units become fully vested, the rights of the Member to receive distributions with respect to any LTIP Unit shall be governed by the Operating Agreement.

6.  Tax Distributions.

Tax distributions in respect of the LTIP Units shall be handled in the manner specified in Section 4.01(c) of the Operating Agreement.

7.  Section 83(b) Election.

The Member agrees that the Member will make a protective election to be taxed immediately on the value of the LTIP Units and related Non-Economic Shares on the Grant Date; provided that the Member shall not be in breach of this Agreement if Member fails to comply with this Section 7.  In order to do so, the Member must file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code, and the applicable Treasury Regulations thereunder (a “Section 83(b) Election”) with respect to the LTIP Units and related Non-Economic Shares within 30 days following the Grant Date, on a form attached hereto as Appendix C.  The Member will provide a copy of such Section 83(b) Election to OpCo not later than ten (10) days after filing the election with the Internal Revenue Service or other governmental authority.

8.  Payment of Transfer Taxes, Fees and Other Expenses.

(a)  The Company agrees to pay, or to cause its applicable Affiliate to pay, any and all original issue taxes and stock transfer taxes that may be imposed with respect to the delivery of any LTIP Units or Shares (as defined in the Plan) pursuant to this Agreement, together with any and all other fees and expenses necessarily incurred by the Company or any of its Affiliates in connection therewith.

(b)  The Company, or its applicable Affiliates, shall be entitled to withhold from any payments, distributions and allocations to the Member any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law.  If the Company, or its applicable Affiliate, pays any taxes (including any related interest, penalties or additions to tax) in respect of LTIP Units or Shares on the Member’s behalf, (i) except if the Member is an “executive officer” (within the meaning of Rule 3b-7 under the Exchange Act (as defined in the Plan)), as may be required to comply with the Sarbanes-Oxley Act of 2002, if requested by OpCo, the Member agrees to reimburse and shall reimburse OpCo for such taxes within thirty (30) days following the Company’s request or (ii) if such taxes are paid by OpCo, such taxes shall be governed by Section 5.05 of the Operating Agreement.

(c)  Except as otherwise provided in Section 8(a) and Section 8(b), the Member shall be solely responsible for the payment of any taxes in respect of LTIP Units and Shares and shall hold the Company and its Affiliates and their respective directors, officers and employees harmless from any liability arising from the Member’s failure to comply with the foregoing provisions of this Section 8(c).

9.  Adjustment Provisions.

In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off or any other event that constitutes an “equity restructuring” within the meaning of GAAP (as defined in the Plan), the Committee shall, in accordance with Section 4(c)(i) of the Plan, adjust any outstanding LTIP Units and the related Tandem Common Shares, as well as any Performance Conditions.

10.  Rights of a Shareholder.

The Member shall have the voting rights with respect to the Shares issued to the Member upon the grant of the related LTIP Unit immediately upon the Grant Date, regardless of whether such LTIP Unit (and related Share) is vested or unvested.

11.  Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company or OpCo.  The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  Nothing in this Agreement or the Plan shall confer upon the Member any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Member’s service at any time.  Until shares of Class A Common Stock are actually delivered to the Member upon a Redemption or Direct Exchange pursuant to Article XI of the Operating Agreement, the Member shall not have any rights as a shareholder in respect of shares of Class A Common Stock; provided that the Member shall have all rights as a shareholder in respect of shares of Class B Common Stock.

12.  Laws Applicable to Construction; Consent to Jurisdiction.

(a)  Notwithstanding anything in the Operating Agreement to the contrary, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws that could cause the application of the law of any jurisdiction other than the State of Delaware.  In addition to the terms and conditions set forth in this Agreement, the Unvested Awards are subject to the terms and conditions of the Plan, which is hereby incorporated by reference, and the LTIP Units and Shares are subject to the Operating Agreement, which is hereby incorporated by reference.  In addition, Shares are subject to the Organizational Document, which are hereby incorporated by reference.  By signing this

Agreement, the Member agrees to and is bound by the Plan, the Operating Agreement and the Organizational Document.

(b)  Notwithstanding anything in the Operating Agreement to the contrary, any controversy or claim between the Member and the Company, OpCo or any of its or their Affiliates arising out of or relating to or concerning the provisions of this Agreement or the Plan shall be resolved in accordance with the dispute resolution provisions set forth in the Employment Agreement.

13.  Section 409A of the Code.

It is intended that the LTIP Units, the Shares and all amounts payable with respect thereto (including the Unvested Distribution Amount) shall be exempt from Section 409A of the Code.

14.  Conflicts and Interpretation.

In the event of any conflict between the terms of the Operating Agreement, the Plan and/or this Agreement relating to LTIP Units and the related Tandem Common Shares, the agreements shall take precedence in the following order:  (a) this Agreement, (b) the Operating Agreement and (c) the Plan; provided that, with respect to the process for, and restrictions and limitations on, amending the Operating Agreement, Section 16.03 of the Operating Agreement (Amendments) shall take precedence over this Agreement.  Except as expressly set forth in this Agreement with respect to LTIP Units and the related Tandem Common Shares, the Operating Agreement shall govern the Member’s rights and obligations with respect to OpCo under the Operating Agreement.  In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan; provided that all actions by the Committee shall be taken reasonably and in good faith.

15.  Amendment.

Any modification, amendment or waiver to this Agreement that shall impair the rights of the Member shall require an instrument in writing to be signed by the Member, the Company and OpCo.  The waiver by any of the Member, the Company or OpCo of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16.  Severability.

If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

17.  Headings.

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

18.  Counterparts.

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, as of the date first above written, each of the Company and OpCo has caused this Agreement to be executed on behalf of itself or its applicable Affiliate by a duly authorized officer and the Member has hereunto set the Member’s hand.

RADIUS GLOBAL INFRASTRUCTURE, INC.

By:	Name: [●] Title: [●]

APW OPCO LLC

By:	Name: [●] Title: [●]

MEMBER

 Name: [●]